As filed with the Securities and Exchange Commission on December 28, 2007

Reg. No.  333-148343
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 1 TO FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
VYTERIS, INC.
(Exact name of registrant as specified in its charter)

NEVADA	84-1394211
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

13-01 POLLITT DRIVE
FAIR LAWN, NEW JERSEY	07410
(Address of principal executive office)	(Zip Code)

(201) 703-2299
(Issuer’s telephone number)

Timothy J. McIntyre
Chief Executive Officer
Vyteris, Inc.
13-01 Pollitt Drive
Fair Lawn, NJ 07410
(201) 703-2299
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With a copy to:

Jolie Kahn, Esq.
61 Broadway, Suite 2820
New York, NY 10006
Fax: (866) 705-3071

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.001 per share	-	-
Warrants	-	-
Total	$50,000,000 (1)(2)	$5,350

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(2)
There are being registered hereunder such indeterminate number of shares of common stock and such indeterminate number of warrants to purchase common shares as shall have an aggregate offering price not to exceed $50,000,000.  Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.  The securities registered also include such indeterminate amounts and numbers of common shares as may be issued upon exercise of warrants or pursuant to the anti-dilution provisions of any such securities.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. These shares and warrants may not be sold until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these shares and warrants, and it is not a solicitation of an offer to buy these shares and warrants, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DECEMBER 28, 2007
PROSPECTUS
VYTERIS, INC.
$50,000,000
Common Stock and Warrants

We may offer and sell from time to time up to $50,000,000 of shares of our common stock and warrants in amounts, at prices and on terms that we will decide at the time of the offering.

We will provide the specific terms of these offers and sales in supplements to this prospectus. This prospectus may not be used to sell common stock and warrants unless accompanied by a prospectus supplement. You should read this prospectus and the supplement carefully before you invest. We may offer common stock and/or warrants directly to investors or through agents, underwriters or dealers. If any agents, underwriters or dealers are involved in the sale of any of our common stock, their names and any applicable purchase prices, fees, commissions or discount arrangements will be set forth in the prospectus supplement.  The supplements to this prospectus will also provide the specific terms of the plan of distribution.

Our common stock is traded on the Over The Counter Bulletin Board under the symbol “VYHN.” On December 24, 2007, the last sale price of our common stock as reported on the Over The Counter Bulletin Board was $ 0.73.

An investment in our shares and warrants involves a high degree of risk. Before purchasing any shares or warrants, you should consider carefully the risks referred to under “Risk Factors” on page 10 in this Prospectus and in the prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS COMPLETE OR ACCURATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 28, 2007

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in or incorporated by reference in this prospectus. We are offering to sell, and seeking offers to buy, the securities described in this prospectus only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares or warrants. You should not assume that the information appearing in this prospectus or any applicable prospectus supplement or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operation and prospects may have changed since those dates.

Vyteris, Inc. (formerly Vyteris Holdings (Nevada), Inc.) is a Nevada corporation.  The company’s address is 13-01 Pollitt Drive, Fair Lawn, New Jersey 07410, and its telephone number is (201) 703-2299.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement utilizing the “shelf registration” process that we filed with the Securities and Exchange Commission, or the SEC, to permit us to offer and sell the securities described in this prospectus in one or more transactions. The plan of distribution of the shares and warrants is described in this prospectus under the heading “Plan of Distribution.”

As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s web site or at the SEC’s offices described below under the heading “Where You Can Find Additional Information.”

This prospectus provides you with a general description of the shares and warrants we may offer. Each time shares and/or warrants are sold, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the prospectus supplement, together with additional information described in this prospectus under the heading “Where You Can Find More Information.”

You should rely only on the information provided in this prospectus and in the prospectus supplement, including any information incorporated by reference. For more details on information incorporated herein by reference, you should review the discussion contained under the heading “Incorporation of Information Filed With the SEC.” We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus and in the prospectus supplement. We are offering the securities only in jurisdictions where offers are permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate at any date other than the date indicated on the cover page of these documents.

In this prospectus, we sometimes refer to Vyteris, Inc. as “Vyteris” or the “Company”.  References in this prospectus and the prospectus supplement to the “company,” “we,” “us” or “our” refer to Vyteris, unless the context suggests otherwise.

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DESCRIPTION OF OUR BUSINESS

Overview

Vyteris, Inc. (formerly Vyteris Holdings (Nevada), Inc.) has developed and produced the first electronically controlled transdermal drug delivery system that delivers drugs through the skin comfortably, without needles. This platform technology can be used to administer certain therapeutics either directly to the skin or into the bloodstream. In January 2005, the Company received approval from the United States Food and Drug Administration (“FDA”) for its manufacturing facility and processes for LidoSite. The Company holds over 150 world wide patents relating to the delivery of drugs across the skin using a mild electric current. The terms “Company,” “Vyteris,” “us,” “we” or “our” refer to each of Vyteris, Inc., its subsidiary, also named Vyteris, Inc. (incorporated in the State of Delaware), and the combined company.

Technology

Our active transdermal drug delivery technology is based on a process known as electrotransport, or more specifically iontophoresis, a process that transports drugs through the skin by applying a low-level electrical current. Vyteris’ active patch patented technology works by applying a charge to the drug-holding reservoir of the patch. This process differs significantly from passive transdermal drug delivery which relies on the slow, steady diffusion of drugs through the skin. A significantly greater number of drugs can be delivered through active transdermal delivery than is possible with passive transdermal delivery.  Based on our analysis thus far, we estimate that there are currently 220 FDA-approved drugs that may be delivered through our active transdermal delivery platform.

Business Model

Our commercialization strategy is to focus on near-term and future market opportunities utilizing FDA-approved and marketed drugs with our proprietary delivery technology, using our own brands and by partnering with major pharmaceutical companies on other opportunities. By pursuing this strategy, our plan is to develop and commercialize new products that can reach the market faster and at a reduced cost than the traditional development of new chemical entities, so as to have a higher probability of commercial success.  During the first quarter of 2007, we focused our resources on implementation of our business model and had no manufacturing or sales activity.  We continued these efforts through the second quarter, and based upon the agreement reached with Laboratory Corporation of America, Inc. (“LabCorp”) during the second quarter of 2007, recommenced manufacturing activities and recommenced sales activities in the third quarter of 2007 in an effort to begin commercialization of Lidosite.  The official product launch occurred in August 2007, and we received our first orders in that month.  While it is premature to predict the volume of LidoSite sales for future periods, the product launch is the initial mass introduction of the LidoSite product into the market, and we expect to gather sufficient data points in this proof of concept to determine actual market demand for the product.
During July 2007, we undertook the first steps in our project to commercially launch the LidoSite product.  The efforts have been highlighted by formation of a joint Vyteris – LabCorp team to initiate sales and marketing activities, under the agreement with LabCorp.  In addition, we hired our own internal sales and marketing team and a senior vice president of sales and marketing. In addition to spearheading the marketing activities for those specialty markets not covered by the agreement with LabCorp, the Vyteris’ sales and marketing group is working with LabCorp into the physician office market and the LabCorp patient service centers.
In addition to the LidoSite product, we are also focused on pursuing new opportunities with products not yet in the market place, facing patent expiration or offer the most promise in application with our iontophoretic technology.  Each new market opportunity and potential product will be evaluated on our projection of speed to market and size of return to us and our partners, in particular looking for high value market sectors. We have identified three additional key areas of market opportunity, in addition to needle stick pain, which we intend to pursue:

•	Fertility Hormones,

•	Migraine pain, and

•	NSAIDs.

Our focus on these core market areas represents our belief in their near-term commercialization and revenue-generating opportunity.

Needle Stick Pain

The first key area targeted with our active transdermal drug delivery technology is needle stick pain.  On May 6, 2004, we received approval from the FDA to commercially launch our first product, LidoSite, in the United States.  LidoSite is a topical delivery system indicated for use on normal intact skin to provide local anesthesia prior to needle stick procedures such as venipunctures (blood draws), injections and intravenous therapies as well as superficial dermatological procedures.  Our LidoSite product uses our smart patch technology to achieve rapid, deep local anesthesia prior to these procedures.

Our LidoSite product delivers lidocaine, a local anesthetic, along with a small quantity of epinephrine, a drug that helps lidocaine work faster and last longer by accelerating the onset of anesthesia and extending the duration of pain reduction. The system consists of a patch that adheres to the skin containing the medication and a small battery-powered, wearable electronic dose controller connected to the patch. Clinical trials have shown that LidoSite:

•	works in as little as 10 minutes;

•	provides deep anesthesia through the skin up to 10 mm in depth; and

•	is well suited for applications in clinics and patient service centers, where time and staff productivity are important.

We plan to market LidoSite to the physician office, hospital, and commercial diagnostic laboratory markets. An estimated 550 million blood samples are drawn each year in the U.S., from which an estimated 20-25 percent of patients may be needle pain sensitive or needle phobic, making them ideal candidates for LidoSite.
The major near term initiative in this area has been the relationship with LabCorp. On June 5, 2007, we entered into a product marketing agreement with LabCorp which sets forth the terms and conditions upon which LabCorp is granted marketing rights to our LidoSite product (on an exclusive basis in specific target markets), under the LidoSite brand name. The target markets primarily consist of medical doctors' offices located within the United States and Phase I of the Agreement ends on May 31, 2008.  Additionally, we are beginning to expand sales and marketing of LidoSite in specialty markets such as dermatology, oncology and rheumatology where initial market inquiries suggest possible significant demand.

Previously, we entered into a license, development and supply agreement with B. Braun Medical, Inc., or B. Braun, on September 20, 2002 and amendments to that agreement on March 7, 2006, and January 1, 2007 relating to the marketing and distribution of LidoSite in the hospital market. We refer to this agreement, as amended, as the B. Braun Agreement.

The principal terms of the B. Braun Agreement provide for the following:

•	B. Braun will act as our principal sales and marketing distributor for LidoSite in the hospital market;

•	We are responsible for manufacturing and delivering LidoSite product to B. Braun;

•	Title and risk of loss transfer to B. Braun upon delivery of the LidoSite product by us. We have no storage obligations once the product has been delivered to B. Braun; and

•	B. Braun will be responsible for marketing, distribution and international registration, except for Japan, and will have the right to distribute the product in such manner as it shall determine.

On March 7, 2006 and on January 1, 2007 the Company and B. Braun amended B. Braun’s right to be its exclusive worldwide sales and marketing distributor for its LidoSite product by granting back to the Company the sales and marketing distribution rights to the U.S. physician office market and the Japanese market. At this time, B. Braun has not provided the Company with a purchase order for the prospective calendar quarters, and minimal product revenue was generated during the first three quarters of 2007.

Oncology is another fast growing segment within the pharmaceutical industry, where several new injectable medications are coming into the marketplace each year. The injection treatments in oncology require multiple visits by the patient. LidoSite use prior to those chemotherapy injections could help reduce the pain and provide a better chemotherapy experience for the patients.

Another channel is institutional sales of LidoSite.  By working with groups that typically have volumes of doctors and business, such as specialty area practice networks and groups of medical clinics, we may be able to reach multiple amounts of patients through concentrated points of entry, thus possibly optimizing our sales force’s efforts.

We believe the market opportunities available within the needle pain and specialty market segment are complimentary in utilizing our active transdermal patch delivery system as point of entry platform into multiple market segments. Our efforts to gain additional distribution partners into the physician office and commercial diagnostic laboratories are intended to contribute to our near-term success.

Insurance Reimbursement

Our efforts to make LidoSite reimbursable by insurers has yielded preliminary indications that it will be reimbursable based on available evidence from the Technology Evaulation Center (TEC) of the  Blue Cross and Blue Shield Association which found sufficient evidence to permit conclusions that the effect of iontophoretic drug delivery on health outcomes in patients requiring administration of local anesthetic prior to skin puncture or dermal procedures meets their criteria, a key to insurance reimbursement.  Blue Cross of Idaho, Blue Cross of California, and UniCare have each made determinations that iontophoresis may be considered medically necessary to administer local anesthesia prior to a venipuncture or dematologic procedure.  While the indications as to reimbursability are still in the nascent stage, we are hopeful that these preliminary actions may aid in the broader market tendency to support potential use of LidoSite .

Infertility Product

In our first foray into the peptide delivery market, we have partnered with Ferring Pharmaceuticals, Inc., or Ferring, for the development of an innovative product to treat infertility. The product under development would mimic the female body's natural rhythms of hormonal secretions, a characteristic important in the delivery of therapeutics for the treatment of infertility. To be effective, medication must be delivered in multiple daily doses for up to 21 days during a woman's 28-dayovulation cycle. Many patients currently need to undergo multiple injection-based protocols for ovulation induction, sometimes as many as eight daily injections for up to three weeks. The product being co-developed by Vyteris and Ferring would make it possible to administer the peptide without needles, and is being designed to deliver multiple transdermal pulses automatically, around the clock, in a painless, convenient and cost-effective manner, possibly with as little as two 12-hour.patches per day.  In addition to this less painful therapy, there are also potential benefits that would possibly reduce the likelihood of multiple births.

Our long term goal for our infertility product is to increase pregnancy rates without painful delivery methods currently in use..  Our desired result is for drug manufacturers to see the possible opportunity to capture a significant percentage of possible infertility treatment candidates, who decline treatment after the first doctor visit due to the prospect of the painful injections.

Furthermore, the use of an active patch to deliver other peptides could constitute a major scientific breakthrough in the biotech and biopharma sectors. Virtually all biotechnology drugs are peptide molecules, and — up to this point — require injections or infusions as the route of administration.  We believe that our SmartPatch technology has the potential to effectively deliver complex peptide profiles, and we hope to pursue a new method of delivery for the high growth bio-tech market which could lead to an increase in demand due to the alternate delivery path and the possibility to increase clinical usage of biotech drugs.

The principal terms of our development and marketing agreement and a supply agreement with Ferring are as follows:

•
We are responsible for all product development activities. Product development activities include all activities associated with the design, engineering and laboratory testing of the physical product and its manufacturing processes, including hardware, software, materials, components, specifications, procedures and manufacturing equipment;

•	Ferring is obligated to reimburse us for 50 percent of our product development costs, provided such costs do not exceed 110 percent of the amount budgeted;

•	Ferring is responsible for all regulatory filings;

•
Ferring is responsible for the conduct of, and cost of, clinical trials. Clinical trials include experimental testing of the product on humans in a clinical environment according to FDA guidelines to demonstrate safety and efficacy and ultimately gain FDA approval. This includes all activities associated with design of the experimental trials, selecting the test centers, personnel costs associated with carrying out the trials, acquisition and analysis of data from the trials, and presentation or publication of the data in a format suitable for submission to the FDA; and

•
Ferring is obligated to pay up to $9.0 million on the occurrence of certain events during the term of the agreements. Through September 30, 2007, Ferring has made $0.5 million of such milestone payments to us, and we cannot gauge what, if any, of the rest of the payments we will receive.

On June 2, 2005, Ferring submitted an investigational new drug (“IND”) application to the FDA in preparation for the initiation of clinical trials on a new transdermal product to treat female infertility.  Clearance from the FDA was received on July 2, 2005 and Ferring initiated clinical studies on July 18, 2005.  Upon Ferring’s submission of the IND to the FDA, we received a $0.3 million milestone payment from Ferring, which revenue recognition was deferred and will be recognized over the life of the development and marketing agreement.

Migraine

Another key area where we are seeking to apply our SmartPatch technology is the treatment of migraines.  This may be a highly attractive market segment, estimated at over $3 billion per year (“Migraine Market: Trexima Approval Delays Benefits Generic Triptan”, RedOrbit NEWS, published March 29, 2007), where major market leaders face imminent patent expirations. By focusing on these expiring drugs, we believe we can achieve more rapid commercialization by offering potential partners expanded patent protection through use of our active transdermal patch delivery platform and potentially provide a more effective product.

The treatment of migraine requires rapid onset of medication.  A class of compounds known as “triptans” is currently considered an effective treatment.  We believe a significant market opportunity exists to improve the efficacy of triptan therapy for migraines by changing the method by which triptans are administered.  Taken orally, triptans often fail to deliver sufficient quantities of medication in the short time frame required to optimally treat migraine onset.  Further, they often fail to prevent the second episode, known as recurrence, that many migraine patients suffer within 12 to 18 hours after a first attack.  We have demonstrated in a Phase I study our proprietary active transdermal delivery technology can be used to provide controlled delivery of zolmitriptan, a leading migraine medication, in humans. Our intent is to complete the necessary trials and obtain FDA approval to launch zolmitriptan in a smart patch, about the time it loses patent protection.

Our active patch technology can be pre-programmed for rapid delivery — as little as 10 minutes to achieve therapeutic levels — followed by a sustained maintenance dose that may prevent recurrence. If our Smart Patch is  applied in this area, this customizable drug delivery could offer tremendous advantages in the treatment of migraine, and could improve patient satisfaction and patient compliance. This method of delivery represents a unique and significantly improved therapy and we believe it could be a potentially effective way of treating migraine headaches and preventing recurring migraine headaches.

We have already performed feasibility studies with respect to our migraine work and we expect to conduct our Phase I clinical trials of our proprietary transdermal system in 2008.

NSAID Pain Management

Another key area of potential partnership with pharmaceutical companies we are pursuing is in pain management, specifically, the non-steroidal anti-inflammatory drug (“NSAID”) sector, which falls in line with our strategy of pursuing high probability, low risk opportunities leading to better patient care.  The NSAID market is potentially worth $6 billion (see “Celebrex sales plunge 40 percent”, CNN Money.com, June 29, 2005).. The mid-2005 withdrawal of COX-2 Inhibitor products because of safety issues has led to a 49 percent decline, or a $3 billion immediate market opportunity (see “Celebrex sales plunge 40 percent”, CNN Money.com, June 29, 2005).

NSAIDs have made a dramatic contribution to pain management, but their extensive use has also documented a problematic safety profile, due to gastrointestinal (“GI”) side effects associated with extended use or over dosing of the drugs. In the United States alone, more than 200,000 hospitalizations are attributed to NSAID use, and more than 16,000 deaths a year are attributed to NSAID use (“Easing the Pain of Exercise”, HealthScout, July 22, 2003).  We believe there is market opportunity for a drug delivery system minimizing the GI side affects associated with oral NSAIDs.

Our active delivery system bypasses the gastrointestinal tract minimizing the GI side effects associated with oral NSAIDs, and circumvents a major disadvantage of these commonly used medications. We believe that if our smart patch technology is applied to NSAIDs, the controlled drug delivery profile from our active patch could also curtail overdosing of the drugs.

We expect to conduct clinical trials of our proprietary transdermal system for the delivery of NSAIDs in 2008.

MANUFACTURING AND SUPPLIERS

Patch Manufacturing

We have an automated manufacturing and assembly facility for pre-commercial and commercial production of LidoSite and other patches based upon our Smart Patch technology.  With this competency in place, we have the capability of developing and manufacturing other transdermal products that we may develop.  Our facility is periodically audited and reviewed by the Food and Drug Administration.  The facility also practices current Good Manufacturing Practices.

We conduct our manufacturing in a 14,000 square foot section of our 13-01 Pollitt Drive facility in Fair Lawn, New Jersey with a maximum production capacity of up to two million patches per year.  At our current production level we do not anticipate making the units cost-effectively and expect that our production costs will exceed our revenue.  In order to manufacture the product cost-effectively we will need to increase our manufacturing efficiency through the installation of our second manufacturing line that we expect will operate at four to five times the capacity of our current equipment.

We design, develop and maintain our own manufacturing processes, but use third parties to build the automated assembly equipment and fabricate replacement parts when necessary.

We have leased a second production facility (17-01  Pollitt Drive in Fair Lawn, New Jersey) to be utilized as we expand our manufacturing capacity.  Expansion for this second facility could result in substantial one-time fixed asset expenditures in order to bring the new equipment on line.  .

Electronic Dose Controller Development and Manufacturing

To date, we have gained significant expertise in the design and development of miniature, wearable electronic dose controllers using commercially available, off-the-shelf components assembled onto miniature circuit boards.  The controller that has been developed for LidoSite is a simple, single-pulse device initiated by the push of a button, which turns on the electric current for a ten-minute interval as it delivers the drug.  Sophisticated control circuitry senses the skin's electrical resistance and limits the amount of current that is delivered to a safe, comfortable level, thereby automatically adapting to a wide range of skin types and characteristics.  This controller is usable for up to 99 applications of LidoSite.

Although we designed and developed the controller, have assembled several prototypes and own various patents on its design, we outsource manufacturing on a non-exclusive basis to a company specializing in contract manufacturing of electronic medical devices. In this way, we can use the knowledge and facilities of the supplier towards the goal of manufacturing a high-quality, cost-effective controller available in quantities sufficient to meet market demand.  Manufacturing processes and electronic components for the controller are fairly standardized and widely available.  Future versions of the dose controller for drugs other than lidocaine may incorporate features such as enhanced programmability, custom componentry including integrated circuitry, and radio frequency and telemetry technology as the designs evolve to fit various therapeutic applications and lifestyle aspects of the patient.

Suppliers

Our principal suppliers are Hydrogel Design Systems, Inc.,  Advanced Labelworx and Altron Inc. We also purchase parts from  single-source suppliers.  Although we have not experienced significant production delays attributable to supply changes, we believe that, for the electrode subcomponent and hydrogel in particular, alternative sources of supply would be difficult to develop over a short period of time.  Because we do not have supply agreements and direct control over our third-party suppliers, interruptions or delays in the products and services provided by these third parties may be difficult to remedy in a timely fashion.  In addition, if such suppliers are unable or unwilling to deliver the necessary parts or products, we may be unable to redesign or adapt our technology to work without such parts or find alternative suppliers or manufacturers.  In such events, we could experience interruptions, delays, increased costs, or quality control problems.

PATENTS AND PROPRIETARY TECHNOLOGY

Intellectual Property

The intellectual property that we own is based on significant improvements we have made to our drug delivery technology during more than 15 years of research and development, ten of which were as a division of Becton, Dickinson and Company, or Becton  Dickinson.  A significant portion of our intellectual property relates to the design and manufacture of our proprietary disposable, active transdermal patches and electronic dose controllers.

We protect our technological and marketing position in advanced transdermal drug delivery technology by filing U.S. patent applications and, where appropriate, corresponding foreign patent applications.  Our success will depend in part upon our ability to protect our proprietary technology from infringement, misappropriation, duplication and discovery.  Our policy is to apply for patent protection for inventions and improvements deemed important to the success of our business.  We have a portfolio of United States patents and foreign patents.  We have approached the design and development of our active transdermal drug delivery systems with the objective of maximizing overall delivery system efficiency while addressing commercial requirements for reproducibility, formulation stability, safety, convenience and cost.  To achieve this goal, our delivery systems integrate proprietary and patented technology with commercially available, off-the-shelf components.

Vyteris holds over 150 worldwide patents.  This allows the products developed using Vyteris technology to provide for a significant competitive advantage.

A list, for each of our issued patents, including the patent number, the title and the date on which the patent is expected to expire, is set forth in our Form 10-KSB for the year ended December 31, 2006.

Iontophoresis, as a way of delivering drugs, has been well known for many years.  Our patent portfolio consists of innovations that advance basic iontophoresis technology through:

•	enabling more efficient electrode designs;

•	drug formulations enhancing iontophoresis;

•	specific transdermal patch features allowing convenient use and low manufacturing cost;

•	electronic circuitry and program algorithms improving the safety and control of medication delivery; and

•	ability to deliver specific classes of molecules not previously possible.

We believe these patented features provide for improved clinical performance and provide a competitive advantage in manufacturing cost and quality.  Some areas in which we have a particular concentration of patents are components, designs and formulations resulting in little to no skin sensation during delivery, delivery of cell adhesion inhibitors via iontophoresis, creating safe, single-use patches that cannot be inadvertently reused, and patches that can be used with drugs having limited aqueous stability.

The issuance of a patent is not conclusive as to its validity or as to the enforceable scope of the claims of the patent.  The patent positions of pharmaceutical, biotechnology and drug delivery companies,  including our company, are uncertain and involve complex legal and factual issues.  Accordingly, we cannot assure investors that our patents will prevent other companies from developing similar products or products which produce benefits substantially the same as our products, or that other companies will not be issued patents that may prevent the sale of our products or require us to pay significant licensing fees in order to market our  products.  If our patent applications are not approved or, even if approved, if  such patents  are circumvented  or not  upheld in a court of law,  our  ability  to  competitively exploit our patented  products and technologies  may be  significantly  reduced.  Additionally,  the coverage claimed in a patent application can be significantly reduced before the patent is issued.  As a  consequence,  we do not know whether any of our patent  applications  will be granted with broad  coverage or whether the claims that  eventually  issue or that relate to our current patents will be circumvented.  Since patent  applications in the United States can be maintained in  secrecy  until  patents  issue,  and since  publication  of discoveries  in scientific or patent literature often lag behind actual discoveries, we cannot be certain that we were the first  inventor  of  inventions  covered  by our  issued  patents or pending  patent   applications or  that  we  were  the  first  to  file  patent applications  for  such  inventions.  Moreover,  we may have to participate  in interference  proceedings  declared by the United  States  Patent and  Trademark  Office to determine  priority of  invention,  which could result in  substantial cost to us, even if the eventual outcome is favorable.  An adverse outcome could subject us to significant liabilities to third parties,  require disputed rights to be  licensed  from or to third  parties  or  require  us to cease  using  the technology in dispute.

Also, patents may or may not provide competitive advantages for their respective products or they may be challenged or circumvented by competitors, in which case our ability to commercially exploit these products may be diminished.

From time to time, we may need to obtain licenses to patents and other proprietary rights held by third parties in order to develop,  manufacture  and market  our  products.  If we are  unable to timely obtain these  licenses  on commercially reasonable terms, our ability to commercially exploit such products may be inhibited or prevented. Additionally, we cannot assure investors that any of our products or technology will be patentable or that any future patents we obtain will give us an exclusive position in the subject matter claimed by those patents.  Furthermore,  we  cannot  assure  investors  that our  pending  patent applications  will  result in issued  patents,  that patent  protection  will be secured for any particular technology, or that our issued patents will be valid, enforceable and provide us with meaningful protection.

Although we have entered into invention assignment agreements with our employees and with certain advisors, if those employees or advisors develop inventions or processes independently which may relate to products or technology under development by us, disputes may arise about the ownership of those inventions or processes.  Time-consuming and costly litigation could be necessary to enforce and determine the scope of our rights.

We also rely on trade secrets and proprietary know-how that we seek to protect, in part, through confidentiality agreements with our strategic partners, customers, suppliers, employees and consultants. It is possible that these agreements will be breached or will not be enforceable in every instance, and that we will not have adequate remedies for any such breach.  It is also possible that our trade secrets will otherwise become known or independently developed by competitors.

GOVERNMENTAL REGULATION

Under the United States Food, Drug and Cosmetic Act, "new drugs" must obtain clearance from the Food and Drug Administration, or FDA before they can be marketed lawfully in the United States.  Applications for marketing clearance must be based on extensive clinical and other testing, the cost of which is very substantial. Approvals – sometimes including pricing  approvals -- are required from health regulatory  authorities in foreign countries before marketing of pharmaceutical products may commence in those  countries.  Requirements for approval may differ from country to country, and can involve additional testing. There can be substantial delays in obtaining required  clearances from both the FDA and foreign regulatory  authorities after applications are filed.  Even after clearances are obtained,  further delays may be encountered  before the products become  commercially  available in countries requiring pricing approvals.

Product development generally involves the following steps which are required by the regulatory process:

•	preclinical development, during which initial laboratory development and in vitro and in vivo testing takes place;

•	submission to the FDA of an investigational new drug application (IND) for the commencement of clinical studies;

•	adequate and well-controlled human clinical trials -- Phase I, II and III studies --to establish the safety and efficacy of the product;

•
submission of an NDA to the FDA requesting clearance to market the product and comparable filings to regulatory agencies outside the United States if the product is to be marketed outside of the United States; and

•	clearance from the FDA -- and foreign regulatory authorities, if applicable -- must be obtained before the product can be marketed.

Medical devices are subject to comparable regulatory requirements.

Each of these steps can take several years and can cost tens of millions of dollars.  Failure to obtain, or delays in obtaining, regulatory clearance to market new products, as well as other regulatory actions and recalls, could adversely affect our financial results.

The packaging, labeling and advertising of pharmaceutical products are also subject to government regulation.  The FDA recommends preclearing advertising materials prior to the launch of a product, and the launch materials for products receiving an accelerated FDA clearance must be precleared by the FDA.  With an accelerated FDA clearance, all labeling and advertising must be submitted to the FDA 30 days prior to use, unless the FDA determines otherwise.  In addition, the FDA may require that additional clinical studies - Phase IV  studies - be completed after it grants clearance to market a product.

Our research and development, manufacturing and distribution operations involve the use of hazardous substances and are regulated under  international, federal,  state and local laws governing health and safety and the environment.  We believe that our operations comply in all material respects with applicable environmental laws and worker health and safety laws; however, the risk of environmental liabilities cannot be eliminated and we cannot assure investors that the application of environmental and health and safety laws to us will not require us to incur significant expenditures.  We estimate that the annual expenditures related for compliance with applicable health and safety and environmental laws is approximately $0.1 million.

PROPERTIES AND FACILITIES

We lease approximately 27,000 square feet of manufacturing, warehouse, laboratory and office space located at 13-01  Pollitt  Drive in Fair Lawn,  New Jersey.  This lease expires in September 2011.  These facilities include manufacturing space sufficient to house our current patch manufacturing and packaging equipment, and a second manufacturing line currently being built to our specifications.  Our facilities also contain prototype labs for simultaneous production of clinical supplies of multiple products, and nine additional labs for research and development and quality control purposes.  For the years ended December 31, 2006 and 2005, rent expense for the 13-01 lease was $0.2 million and $0.3 million, respectively.

We also have a lease for additional space located at 17-01 Pollitt Drive in Fair  Lawn, New Jersey, approximately 200 yards from our headquarters building.  The lease covers approximately 26,000 square feet of space.  The lease term expires in July 2015.  The primary purpose of this facility is for the future expansion of our manufacturing capability.  This facility also includes office space.  For the years ended December 31, 2006 and 2005, rent expense for the 17-01 lease was $0.2 million and $0.3 million, respectively.

EMPLOYEES

As of November 30, 2007, we had a staff of 68 employees, of which 3 are part-time employees and 65 are full-time employees.  Of those 68 employees, 14 are in manufacturing and process development, 16 in regulatory, quality and analytical services, 17 in research and development, 6 in business development and marketing and 15 in administration and management.  We also have 4 consultants currently providing services in the following areas: regulatory compliance, manufacturing distribution, legal and healthcare.

None of our employees are represented by a labor union or covered by a collective bargaining agreement, nor have we experienced any work stoppages.

LEGAL PROCEEDINGS

From time to time, we are involved in lawsuits, claims, investigations and proceedings, including pending opposition proceedings involving patents, that arise in the ordinary course of business.  There are no matters pending that we expect to have a material adverse impact on our business, results of operations, financial condition or cash flows.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this prospectus, as well as all other information included in all other filings, incorporated herein by reference, when evaluating the Company and its business. If any of the following risks actually occurs, our business, financial condition, and results of operations could suffer. In that case, the price of our common stock could decline and our stockholders may lose all or part of their investment.

RISKS RELATED TO OUR BUSINESS

We are experiencing a severe, continuing cash shortage and without sufficient financing we may be required to cease operations.

As of September 30, 2007, our cash and cash equivalents amounted to $6.2 million. Without any substantial revenues, we have been dependent upon more than $52.1 million in borrowings and equity financings since January 1, 2005 to remain in business.  As of September 30, 2007, our current liabilities were less than our current assets by approximately $0.4 million.  If we do not continue to raise capital until we generate sufficient sums of revenue to cover this working capital deficit, we will be required to discontinue or substantially modify our business.  These factors raise substantial doubt about our ability to continue as a going concern.

We have never been profitable, we may never be profitable, and, if we become profitable, we may be unable to sustain profitability.

From November 2000 through September 30, 2007, we incurred net losses in excess of $163.2 million, as we had been engaged primarily in clinical testing and development activities. We have never been profitable, we may never be profitable, and, if we become profitable, we may be unable to sustain profitability. We expect to continue to incur significant losses for the foreseeable future and to finance our operations through sales of securities and incurrence of indebtedness.

We are subject to restrictive covenants which are not likely to be waived by the holders of various financing instruments to which the Company is a party.

When we have issued various financing instruments, we were required to agree to several restrictive covenants, including, among others, restrictions on our ability to sell to, merge with, or purchase, another business, incur additional debt, grant liens on our assets, or buyback or redeem stock, without the consent of those lenders. The holders such instruments have advised us that they have no intention of granting us waivers with respect to any of those covenants. Several of those covenants have made, and may make, it more difficult for us to obtain additional financing through the issuance of debt securities.

An agreement that provided us with our principal source of revenues is subject to termination on short notice.

Our agreement with Ferring Pharmaceuticals, Inc., under which we are developing a drug delivery product for female infertility, enables Ferring to terminate our relationship on short notice. This agreement was our principal source of revenues during 2006 and during the first nine months of 2007. Any reduction in our revenues will produce further need for capital infusions, which may not be available to us.

The Company has adopted a new business strategy, which involves a recommencement of its manufacturing and sales and marketing activities, which it may not be able to accomplish.

In September 2006 we announced the adoption of a new business strategy which required significant additional financing to accomplish that strategy, which may not be available on acceptable terms, or at all.  The new plan required us to resume manufacturing in the second quarter of 2007.  Further, our new plan required that we be ready to recommence in the third quarter of 2007, which we have accomplished.  We will need to rapidly and substantially ramp up our manufacturing capability, relationships with critical vendors, obtain additional regulatory approvals (including FDA approval of packaging and labeling changes), hire additional technical employees, and improve its know-how and processes, all of which may not be possible in those time frames or at all.  Also, there are difficulties inherent in any substantial ramp up process, such as management of increased infrastructure and streamlining manufacturing processes, which may further hinder our ability to recommence manufacturing and sales and marketing in a timely manner.  In order to ramp up activities quickly, we will need to retain current consultants and engage new consultants in the future, who may not be readily available or may be available only at costs higher than those for which we have budgeted.

Our new strategy, when implemented, may not be sufficient to enable us to operate on a self-sustaining basis.

There are several steps that we intend to take to turn-around our operational difficulties and to respond to the challenges that we face.  We cannot assure you that we will be successful in implementing any or all of those plans or that, if implemented; such plans will be successful in enabling us to operate on a self-sufficient basis or on a basis that will enable us to attract additional capital.

Even if we are successful in implementing our new strategy, we will likely require additional capital and cannot assure you that we will be able to raise such capital on acceptable terms, if at all.

We adopted our new business strategy in an effort to address problems that we have experienced in developing products that have near-term revenue potential.  However, even if our new strategy is successful we cannot assure you that we will attain profitability in the near term, the medium term or ever.  Accordingly, we expect that we will require additional capital in order to be able to reach profitable operations, although we cannot assure you that we will ever be profitable.  Given the difficulties that we have experienced in the past, we cannot assure you that we will be successful in our capital raising efforts.  If we are unable to raise sufficient additional capital on acceptable terms in a timely fashion, we will be forced to restrict new product development and may be unable to continue our business operations.  If we raise capital in the future and it involves equity, such a financing will almost certainly involve substantial dilution of outstanding equity.  Any subsequent offerings may also require the creation or issuance of a class or series of stock that by its terms ranks senior to the common stock with respect to rights relating to dividends, voting and/or liquidation. It will be necessary for us to seek additional capital almost immediately.

We may be unable to hire and retain the key management necessary to develop and grow our business.

We rely on the continued service of our senior management, specifically, our CEO, Timothy McIntyre, our CFO, Anthony Cherichella, and our chief technical staff, and other key employees and the hiring of new qualified employees. In the pharmaceutical industry, there is substantial and continuous competition for highly skilled business, product development, technical and other personnel. Given the concern over our long-term financial strength, we may not be successful in recruiting new personnel and retaining and motivating existing personnel, which could lead to increased turnover and reduce our ability to meet the needs of our current and future customers. If we are unable to retain qualified personnel, we could face disruptions to operations, loss of key information, expertise or know-how, and unanticipated additional recruitment and training costs. If employee turnover increases, our ability to provide customer service and execute our strategy would be negatively affected.

For example, our ability to increase revenues in the future depends considerably upon our success in training and retaining effective direct sales personnel and the success of our direct sales force. We might not be successful in these efforts. Our products and services require sophisticated sales efforts. We may experience significant turnover in our sales force including domestic senior sales management. Our business will be harmed if we fail to retain qualified sales personnel, or if newly hired salespeople fail to develop the necessary sales skills or develop these skills more slowly than anticipated. Additionally, we need to recruit experienced technical staff who are specifically trained in developing and manufacturing medical devices.

We plan to make capital expenditures that may result in excess manufacturing capacity.

We intend to take delivery of equipment which has been manufactured to our specifications and is currently on the premises of the manufacturer in Europe.  However, current demand for our LidoSite product is not sufficient to make efficient use of this equipment.  When we take delivery of this equipment (anticipated to be in the first half of 2008), it will be necessary for us to incur substantial additional expenses to install the equipment and qualify the production space under FDA regulations and we may have excess manufacturing capacity, and we will not be able to begin to predict when we will be able to, if at all, utilize this capacity until there has been a sufficient prospective history of sales to gauge demand for the products

We received an unscheduled visit from the FDA during December 2005 and received a report on Form 483 which required us to spend substantial time and money to correct deficiencies identified by the FDA.

The FDA conducted a cGMP (current Good Manufacturing Practices) inspection of our facility and manufacturing process at our Fair Lawn, New Jersey location from late December 2005 to January 2006.  As a result of the inspection, we received a report on Form 483. Thereafter, we responded to the FDA with a commitment to improve certain documentation, procedures and manufacturing processes. Implementing these improvements has required us to spend substantial time and money prior to the resumption of manufacturing our LidoSite product.  We may be subject to additional inspections by the FDA.  If we are required to take additional remedial measures, we may not have sufficient resources to complete the activities in the proscribed timeframes or at all.  Such noncompliance could have severe consequences, including halting of manufacturing, distribution and sales, product recall or product seizure.

Our 2006 audited financial statements contain, and our future audited financial statements are likely to contain, an explanatory paragraph expressing uncertainty regarding our ability to continue as a going concern. The inclusion of this paragraph may make it more difficult for us to raise additional capital on acceptable terms.

The report of the independent registered public accounting firm relating to the audit of our consolidated financial statements for the year ended December 31, 2006 contains an explanatory paragraph expressing uncertainty regarding our ability to continue as a going concern because of our operating losses and our need for additional capital. Such explanatory paragraph could make it more difficult for us to raise additional capital and may materially and adversely affect the terms of any financing that we may obtain.

Since we are a company with a limited independent operating history, it is difficult to predict our future growth and operating results, thereby making investment decisions difficult.

Our limited operating history as an independent drug delivery business makes predicting our future growth and operating results difficult. Vyteris, Inc., our subsidiary incorporated in Delaware, now a subsidiary of Vyteris, Inc. (incorporated in Nevada), was incorporated in Delaware in 2000, although a substantial portion of its business was developed by Becton Dickinson from prior to 1990 until 2000.

As a small company with limited financial resources, we have not proven that we will be capable to meet the many challenges that we face.

You should consider the risks and uncertainties that a company with limited financial resources, such as Vyteris, faces in the rapidly evolving market for drug delivery technologies. In particular, you should consider that we have not proven that we will be able to:

•	raise significant additional capital in the public or private markets;

•	obtain the regulatory approvals necessary to commence selling drug delivery systems that we may develop in the future,

•	manufacture products, including our LidoSite product, in a manner that enables us to be profitable or meets regulatory, strategic partner or customer requirements;

•	attract, retain and manage a large, diverse staff of engineers and scientists;

•	develop the relationships with strategic partners and key vendors that are necessary to our ability to exploit the processes and technologies that we develop;

•	effectively manage our operations;

•	develop new products and drug delivery processes and new applications for our drug delivery technology;

•	respond effectively to competitive pressures; or

If we cannot accomplish these goals, our business is not likely to succeed.

Further, you should be aware that LidoSite may not ultimately be successfully commercialized; we may experience supply interruptions and other uncertainties related to our future ability to acquire the components necessary for the manufacture of LidoSite, which are outside the Company's control and may impact the success of product launch and market penetration, including the possibility that we may not have sufficient components to manufacture additional launch quantities if necessary to meet product demand; and the risk that we may encounter production issues and/or inefficiencies in the process of manufacturing commercial quantities of LidoSite, which could adversely affect the success of product launch and LidoSite’s results of operations.

Our drug delivery business may not generate any material revenues from sales of the one product that we are currently permitted to sell, in which case our results of operations, financial condition and liquidity will be materially and adversely impacted and our opportunities to develop, market and sell other products may be jeopardized.

To date, we have not generated material revenues from sales of our first drug delivery product, LidoSite, and in fact generated minimal revenue whatsoever from LidoSite sales during the first three quarters of 2007, our most recent reporting period. As is common in our industry, we have spent many years and substantial sums of money in developing LidoSite. To develop that product to the point where we are able to commence commercial sales, it has been necessary for us to prove our concepts, develop patent positions, engage in substantial clinical trials, develop appropriate manufacturing processes, obtain necessary regulatory approvals and establish a marketing and distribution agreement with B. Braun. Our initial product sales demonstrated that we needed to perform corrective work on the controller component of our LidoSite product. With all of this work effort and the attendant capital and operating expenditures, we still have not tested the market in a manner that can assure us or our investors that we will derive material revenues from LidoSite. If we are unable to derive material revenues from the sale of our LidoSite product, our liquidity will be materially and adversely impacted, we will require additional capital and we may find it more difficult to attract marketing partners for subsequent products that we may develop.

We cannot expect that we will be able to derive material revenues from the sale of products other than LidoSite in the near future.

While we have commenced development of other products and believe that our technology can and should be pursued with respect to several applications that could result in commercially viable products, the process of developing drug delivery products to the point of commercial sales takes significant time and requires a substantial commitment of financial and other resources that may not be available to us for regulatory approval. We cannot assure investors that we will have the financial resources necessary to bring future products to market or that developments in our industry will not preclude us from expanding our product line beyond LidoSite. If we are unable to bring additional products to market, we will be forced to rely, at best, on a single source of revenue and the future success of our Company would be dependent entirely upon the continued demand for a single product. If we are forced to rely on a single product, our entire business would be at risk in the event that market or competitive conditions threatened the viability of that product, thereby increasing the risk of a dramatic decline in the market value of our capital stock.

We may not be able to obtain FDA or foreign regulatory approval for our products in a timely manner, or at all, which could have a material adverse effect on our ability to sell and market our products.

Drug formulations and related delivery systems that we may develop in the future cannot be sold in the United States until the FDA approves such products for medical use. Similar foreign regulatory approvals will be needed in order to sell any new drug formulations and related drug delivery systems, including our LidoSite product, outside of the U.S. We may not be able to obtain FDA or foreign regulatory approval for our products in a timely manner, or at all. Delays in obtaining FDA or foreign approvals for our products could result in substantial additional costs to us, and, therefore, could adversely affect our ability to compete with other drug delivery companies. If we do not obtain such approvals at all, our revenues may be insufficient to support continuing operations.

We rely on single suppliers for certain key materials and components used in our LidoSite product, which makes us dependent on persons that we cannot control.

Certain raw materials and components used in the manufacture of our LidoSite product are available only from single suppliers. Some of those materials or components are custom-made for us and are the result of long periods of collaboration with our suppliers. The hydrogel that we use to hold lidocaine in the patch and the electrode subcomponents that we use to carry current through our lidocaine delivery system, for example, are both provided by single suppliers. Any curtailment of the availability of such raw materials or components could be accompanied by production or other delays and could result in a material loss of sales, with resulting adverse effects on our business and operating results. In addition, because raw material sources for pharmaceutical products must generally be approved by regulatory authorities, changes in raw material suppliers may result in production delays, higher raw material costs and loss of sales, customers and market share.

The development or identification of alternative sources, or redesigning products, could be time-consuming and expensive.  We cannot assure you that price increases or interruptions in the supply of raw materials and components will not occur in the future or that we will not have to seek alternate suppliers or obtain substitute raw materials or components, which may require additional product validations and regulatory approvals. Further, our suppliers could experience price increases or interruptions in the supply of materials from their suppliers, or could fail to meet our or governmental manufacturing standards.

Any significant price increase, interruption of supply, our inability to secure an alternate source or our inability to qualify a substitute material could have a material adverse effect on our ability to manufacture our LidoSite product or maintain regulatory approval.

We have limited experience in manufacturing drug delivery systems for commercial resale and may be unable to manufacture our products for commercial sale on a profitable or reliable basis.

As an organization we have had limited experience in manufacturing drug delivery systems for sale. We must increase our production capabilities significantly beyond our present manufacturing capacity, which has been focused on producing small quantities of our LidoSite product, and incur significant capital expense in order to be able to produce our LidoSite product in commercial volumes in a cost effective manner. The equipment and machinery that we use to manufacture the drug and patches for our LidoSite product are expensive and custom-built, and have never been used in the large-scale production of pre-filled drug delivery patches.
We cannot assure you that we can:

•	successfully increase our manufacturing capabilities and develop large-scale manufacturing processes on a profitable basis;

•	hire and retain skilled personnel to oversee our manufacturing operations;

•	avoid design and manufacturing defects and correct or redesign components once they are in production; or

•	develop and maintain our manufacturing facility in compliance with governmental regulations, including the FDA's good manufacturing practices.
We may not be able to manufacture our LidoSite product, or any future products, in a manner that ensures that the systems provide reproducible dosages of stable formulations of drugs for sufficient periods after manufacture. If we cannot ensure that our products have sufficient post-production shelf-life, we may be unable to produce our products in sufficient quantities to develop an economical supply chain. Accordingly, we may not be able to manage our inventory successfully.

We operate in a complex regulatory environment which creates specific challenges in hiring and maintaining our sales force.

Pharmaceutical companies, such as Vyteris, operate in a regulatory environment at both the federal and state level, which continues to increase in complexity as well as the areas which are covered by regulation.  Additionally, both federal and state regulations may impose different regulatory and reporting requirements on the same areas, thus making compliance even more difficult and intricate.  Many areas of these regulations cover reporting and compliance by our sales force, thus as we continue to expand our sales force, it becomes increasingly difficult to assure full compliance without the expenditure of significant resources.  This expenditure of resources affects our ability to assure commercial success and may affect our profitability.

The failure of any of our products, including our LidoSite product, to achieve market acceptance could materially and adversely impact our future success.

Our future success depends upon the acceptance of our LidoSite product and any of our potential future products by health care providers and patients. In addition, our future success may be dependent upon acceptance by third-party payors -- including, without limitation, health insurance companies, Medicaid and Medicare -- of products that we may develop in the future. Such market acceptance may depend on numerous factors, many of which may not be under our control, including:

•	the safety and efficacy of our products;

•	regulatory approval and product labeling;

•	the availability, safety, efficacy and ease of use of alternative technologies;

•	the price of our products relative to alternative technologies; and

•	for future products, the availability of third-party reimbursement.

Our LidoSite product is based upon a method of drug delivery through the skin that, to date, has not gained widespread market acceptance. We cannot assure you that LidoSite or any future product will ever gain broad market acceptance.

In addition, the adoption of new pharmaceutical products is greatly influenced by health care providers and administrators, inclusion in hospital formularies, and reimbursement by third party payors. Because our existing and proposed drug delivery systems encompass both a device and a drug and may be used by many different departments within a hospital or health care facility, buying decisions in these settings require more departmental approvals than are required for either a stand-alone drug or a stand-alone device. As a result, it may be more difficult and more time consuming to achieve market penetration with our products. We cannot assure investors that health care providers and administrators, hospitals or third party payors will accept our products on a large scale or on a timely basis, if at all, or that we will be able to obtain approvals for additional indications and labeling for our products which facilitate or expand their market acceptance or use. In addition, unanticipated side effects, patient discomfort, defects or unfavorable publicity concerning any of our products, or any other product incorporating technology similar to that used by our products, could have a material adverse effect on our ability to commercialize our products or achieve market acceptance.

We may be unable to secure strategic partnering relationships, which could limit our ability to effectively market, sell or distribute certain products.

In order for us to develop, market, sell and distribute certain future products, we will be dependent on entering into satisfactory arrangements with strategic partners. We cannot assure investors that we will be able to negotiate such agreements on terms that are acceptable to us, or at all. In addition, we cannot assure any investor that any strategic partner will not also engage in independent development of competitive delivery technologies.

If we are unable to protect our proprietary technology and preserve our trade secrets, we will increase our vulnerability to competitors which could materially adversely impact our ability to remain in business.

Our ability to commercialize successfully our LidoSite product and any other products that we develop will depend, in large measure, on our ability to protect those products and our technology with United States and foreign patents. We will also need to continue to preserve our trade secrets. The issuance of a patent is not conclusive as to its validity or as to the enforceable scope of the claims of the patent. The patent positions of pharmaceutical, biotechnology and drug delivery companies, including our Company, are uncertain and involve complex legal and factual issues.

We cannot assure you that our patents will prevent other companies from developing similar products or products which produce benefits substantially the same as our products, or that other companies will not be issued patents that may prevent the sale of our products or require us to pay significant licensing fees in order to market our products. Accordingly, if our patent applications are not approved or, even if approved, if such patents are circumvented or not upheld in a court of law, our ability to competitively exploit our patented products and technologies may be significantly reduced. Additionally, the coverage claimed in a patent application can be significantly reduced before the patent is issued.

From time to time, we may need to obtain licenses to patents and other proprietary rights held by third parties in order to develop, manufacture and market our products. If we are unable to timely obtain these licenses on commercially reasonable terms, our ability to commercially exploit such products may be inhibited or prevented. Additionally, we cannot assure investors that any of our products or technology will be patentable or that any future patents we obtain will give us an exclusive position in the subject matter claimed by those patents. Furthermore, we cannot assure investors that our pending patent applications will result in issued patents, that patent protection will be secured for any particular technology, or that our issued patents will be valid or enforceable or provide us with meaningful protection.

If we are required to engage in expensive and lengthy litigation to enforce our intellectual property rights, the costs of such litigation could be material to our results of operations, financial condition and liquidity and, if we are unsuccessful, the results of such litigation could materially adversely impact our entire business.

We may find it necessary to initiate litigation to enforce our patent rights, to protect our trade secrets or know-how or to determine the scope and validity of the proprietary rights of others. We plan to aggressively defend our proprietary technology and any issued patents, if funding is available to do so. Litigation concerning patents, trademarks, copyrights and proprietary technologies can often be time-consuming and expensive and, as with litigation generally, the outcome is inherently uncertain.

Although we have entered into invention assignment agreements with our employees and with certain advisors, if those employees or advisors develop inventions or processes independently which may relate to products or technology under development by us, disputes may also arise about the ownership of those inventions or processes. Time-consuming and costly litigation could be necessary to enforce and determine the scope of our rights under these agreements.

We also rely on confidentiality agreements with our strategic partners, customers, suppliers, employees and consultants to protect our trade secrets and proprietary know-how. We may be required to commence litigation to enforce such agreements and it is certainly possible that we will not have adequate remedies for breaches of our confidentiality agreements.

Other companies may claim that our technology infringes on their intellectual property or proprietary rights and commence legal proceedings against us which could be time-consuming and expensive and could result in our being prohibited from developing, marketing, selling or distributing our products.

Because of the complex and difficult legal and factual questions that relate to patent positions in our industry, we cannot assure you that our products or technology will not be found to infringe upon the intellectual property or proprietary rights of others. Third parties may claim that our products or technology infringe on their patents, copyrights, trademarks or other proprietary rights and demand that we cease development or marketing of those products or technology or pay license fees. We may not be able to avoid costly patent infringement litigation, which will divert the attention of management away from the development of new products and the operation of our business. We cannot assure investors that we would prevail in any such litigation. If we are found to have infringed on a third party's intellectual property rights, we may be liable for money damages, encounter significant delays in bringing products to market or be precluded from manufacturing particular products or using particular technology.

Other parties have challenged certain of our foreign patent applications. If such parties are successful in opposing our foreign patent applications, we may not gain the protection afforded by those patent applications in particular jurisdictions and may face additional proceedings with respect to similar patents in other jurisdictions, as well as related patents. The loss of patent protection in one jurisdiction may influence our ability to maintain patent protection for the same technology in another jurisdiction.

If we do not accurately predict demand for our products when deciding to invest in the development of new products, we will likely incur substantial expenditures that will not benefit our business.

Research and development, clinical testing and obtaining regulatory approvals for new drug delivery systems takes a significant amount of time and requires significant investment in skilled engineering and scientific personnel and in expensive equipment. Furthermore, manufacturing our lidocaine delivery system requires expensive, custom-built machinery. We have made these investments, and intend to continue to make such investments, for our LidoSite product based on internal projections of the potential market for that system and of our potential profit margins on sales of that system. If those projections are inaccurate, we may not be able to obtain an acceptable return on our investment in the development of our LidoSite product. If our projections of the prospects of new products are inaccurate, we may make investments in the development, testing and approval of those products that may result in unsatisfactory returns.

We may be unable to hire and retain skilled engineers and scientists in a tight labor market, in which case we will be severely hampered in our product development efforts and in our ability to attract marketing and distribution partners.

Skilled employees in our industry are in great demand. We are competing for employees against companies located near our headquarters that are more established than we are and have the ability to pay more cash compensation than we do. We require scientific and engineering personnel in many fields, some of which are addressed by relatively few companies. As a result, we may continue to experience difficulty in hiring and retaining highly skilled employees, particularly engineers and scientists. If we are unable to hire and retain skilled engineers and scientists, our business, financial condition, operating results and future prospects could be materially adversely affected.

If we are unable to develop products or technologies that will be marketable, we will not be able to remain in business.

We may not be able to develop drug delivery products or technologies that will be marketable. Even if we are able to develop marketable drug delivery products or technologies, we may not be able to develop them or obtain patent protection, successful clinical trial results or regulatory approval for them. Our research and development efforts may be hampered by a variety of factors, many of which are outside of our control. Sustained development failures could materially adversely impact our business.

We face substantial competition for our LidoSite product and any future products that we may develop, as well as for strategic partner transactions. Our failure to adequately compete could have a material adverse effect on our ability to develop, market and sell our products and meet our financial projections.

There is substantial competition to develop alternative drug delivery solutions from both drug delivery technology and pharmaceutical companies, most of which are much larger and have far greater resources than we do. Further, the drug delivery, pharmaceutical and biotechnology industries are highly competitive and rapidly evolving. We expect that significant developments in those industries will continue at a rapid pace. Our success will depend on our ability to establish and maintain a strong competitive position for our LidoSite product while developing new products that are effective and safe. We cannot assure you that any of our products will have advantages over alternative products and technologies that may be developed later and that may be significant enough to cause health care providers to prefer those products or technologies over ours.

In our drug delivery segment, which is focused on the process of actively delivering drugs through the skin, we are aware of several companies that are also developing or marketing products based on this process. We also face competition from companies that are currently testing or already marketing delivery systems or products for lidocaine or similar topical anesthetics. We face indirect competition from companies that are actively involved in the development and commercialization of modified drug delivery technologies, including oral, pulmonary, bucal, nasal and needle-less injections, as well as companies working on processes that passively deliver drugs through the skin. We also expect to compete with other drug delivery companies and technologies in the establishment of strategic partnering arrangements with large pharmaceutical companies to assist in the development or marketing of products. Competition is expected to intensify as more companies enter the field.

Most of our competitors have substantially greater financial, technical, research and other resources, are more experienced in research and development, manufacturing, pre-clinical and clinical testing, and obtaining regulatory approvals, and are larger, more established and have more collaborative partners than we do. In addition, those other entities may offer broader product lines and have greater name recognition than we do. Those other entities may succeed in developing competing technologies and obtaining regulatory approvals and market share more rapidly than we can. Some of those companies have competing products that have already been approved by the FDA and foreign authorities, or are further along in development than is our LidoSite product. We cannot assure you that those competitors will not succeed in developing or marketing products that are more effective or more commercially acceptable than our lidocaine delivery system or any future product. We cannot assure you that we will have the financial resources, technical or management expertise or manufacturing and sales capability to compete in the future.

Increased competition may result in price cuts, reduced gross margins and loss of market share, any of which could have a material adverse effect on our business, financial condition, results of operations and future prospects.

We may not be able to license complementary drug technologies or drug reformulations to expand our product offerings, in which case we will be significantly limited in our product offerings.

In order to enhance our platform technology, strengthen our intellectual property portfolio and expand our overall market opportunity beyond that for our LidoSite product, we may seek to acquire or license rights to additional drug delivery technologies or reformulations of FDA-approved drugs that compliment our core drug delivery platform. We may not be able to acquire or license such other technologies or drug reformulations on terms that are acceptable to us, if at all. Further, efforts to identify such technologies and attempts to negotiate the terms of such acquisitions or licenses may divert the attention of our management away from the internal development of new applications for our existing technology and from the operation of our business.

If any of our products injure a user, we could be subject to product liability exposure in excess of amounts for which we are insured, which could have a material adverse effect on our business, financial condition, results of operations and future prospects.

Our LidoSite product or any other drug delivery system we may develop or manufacture in the future may result in injuries to persons using those products as a result of mislabeling, misuse or product failure. While we carry product liability insurance with respect to the now-completed clinical trials and for the commercial sale of our LidoSite product, there can be no assurance that our coverage will be adequate to protect us against future liability claims. Furthermore, we cannot assure you that we can afford to maintain the insurance that we have obtained. Product liability insurance is expensive and there can be no assurance that this insurance will be available to us in the future for the commercial sale of our lidocaine delivery system or for any new products, on terms satisfactory to us, if at all. A successful product liability claim or series of claims brought against us in excess of our insurance coverage could have a material adverse effect on our business, financial condition, results of operations and future prospects.

Sales of a significant number of shares of our common stock, warrants or the exercise of stock options could depress the market price of our stock.

       The market price of our common stock could decline as a result of sales of substantial amounts of common stock in the public market after this offering or the perception that substantial sales could occur. These sales also might make it difficult for us to sell equity securities in the future at a time when, and at a price which, we deem appropriate.

We sold a total of 23,000,000 shares of common stock and 11,500,000 warrants in private placements on October 5, 2006 and November 8, 2006.  In addition we sold a total of 7,053,638 shares of common stock in private placements in December 2006.  We also sold a total of 12,110,667 shares of common stock in private placements in the first and second quarters of 2007, as well as issuing warrants convertible into approximately 1,211,066 shares of common stock in connection therewith.   We are also obligated to register these shares for sale.  We also sold a total of 9,196,666 shares of common stock in private placements in the third quarter of 2007, as well as issuing warrants convertible into approximately 9,196,666 shares of common stock in connection therewith.  We are also obligated to register these shares for sale.

Although these 51,360,971 shares were sold in private placements, and we have not registered the resale of these shares, under the SEC’s Rule 144, 30,053,638 of those shares will be potentially eligible for resale, subject to compliance with Rule 144, on December 31, 2007, and the remainder of those shares will be potentially eligible for resale by February 2008, under the SEC’s recent amendments to Rule 144.  The eligibility of these shares for resale could harm the market price of our stock.

As of September 30, 2007, we had stock options to purchase 8,895,319 shares of our common stock outstanding, of which options to purchase 1,624,749 shares were exercisable. Also outstanding as of the same date were warrants exercisable for 57,973,835 shares of common stock. Exercise of any outstanding stock options or warrants could harm the market price of our common stock.

We may be unable to list our Common Stock on the NASDAQ or any other securities exchange, in which case an investor may find it difficult to dispose of shares or obtain accurate quotations as to the market value of our Common Stock.

Although we may apply to list our common stock on NASDAQ or the American Stock Exchange in the future when and if we have stabilized our liquidity concerns, we may not be able to meet the initial listing standards, including the minimum per share price and minimum capitalization requirements, of either of those or any other stock exchange, and we may not be able to maintain a listing of our common stock on either of those or any other stock exchange. If we are unable to list our common stock on Nasdaq, the American Stock Exchange or another stock exchange, or to maintain that listing, we expect that our common stock will continue to trade on the OTC Bulletin Board maintained by NASDAQ, or possibly another over-the-counter quotation system or on the "pink sheets," where an investor may find it difficult to dispose of shares or obtain accurate quotations as to the market value of our common stock. In addition, we are subject to an SEC “penny stock” rule that imposes various practice requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors. Consequently, such rule may deter broker-dealers from recommending or selling our common stock, which may adversely affect the liquidity of our Common Stock. It also makes it more difficult for us to raise additional capital.

Our common stock is considered a “penny stock” and may be difficult to sell.

Our common stock is considered to be a “penny stock” since it meets one or more of the definitions in Rule 3a51-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  These include but are not limited to the following: (i) the stock trades at a price less than $5.00 per share; (ii) it is not traded on a “recognized” national exchange; (iii) it is not quoted on the NASDAQ Stock Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years.  The principal result or effect of being designated a “penny stock” is that securities broker-dealers cannot recommend the stock but must trade in it on an unsolicited basis.  Section 15(g) of the Exchange Act and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor’s account.

Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be “penny stock.”  Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor.  This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives.  Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Standards for compliance with Section 404 of the Sarbanes-Oxley Act of 2002 are uncertain, and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of the assessment by our independent registered public accountants.  This requirement for management’s assessment of our internal control over financial reporting will first apply to our annual report for fiscal 2007 and the requirement for our auditor’s attestation will first apply to our annual report for fiscal 2008.  The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards.  We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting.  In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of the assessment by our independent registered public accountants.  If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.  We expect to incur additional accounting related expenses associated with compliance with Section 404.

We may not be able to attract the attention of brokerage firms, which could have a material adverse impact on the market value of our Common Stock.

Security analysts of brokerage firms have not provided, and may not provide in the future, coverage of our common stock since there is limited incentive to brokerage firms to produce research reports and recommend the purchase of our common stock. To date, we have not been able to attract the attention of brokerage firms and securities analysts. The absence of such attention limits the likelihood that an active market will develop for our common stock. It also will likely make it more difficult to attract new investors at times when we require additional capital.

NOTE ON FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus or in the prospectus supplement may include forward-looking statements that reflect our current views with respect to our research and development activities, business strategy, business plan, financial performance and other future events. These statements include forward-looking statements both with respect to us, specifically, and the biotechnology sector, in general. We make these statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “estimate,” “may,” “should,” “anticipate,” “will” and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise.

All forward-looking statements involve inherent risks and uncertainties, and there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to, those factors set forth under the caption “Risk Factors” in this prospectus and in any prospectus supplement and under the captions “Business,” “Legal Proceedings,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Controls and Procedures” in our most recent Annual Report on Form 10-KSB and our most recent Quarterly Reports on Form 10-QSB, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus and the prospectus supplement. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

If one or more of these or other risks or uncertainties materializes, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we anticipate. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this Note. Before purchasing any shares or warrants, you should consider carefully all of the factors set forth or referred to in this prospectus and in the prospectus supplement that could cause actual results to differ.

THE SECURITIES WE MAY OFFER

We may offer our common shares and/or warrants to purchase common shares, with a total value of up to $50,000,000, from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:
•	designation or classification;
•	aggregate principal amount or aggregate offering price;
•	maturity, if applicable;
•	voting or other rights, if any;
•	exercise prices, if any; and
•	important federal income tax considerations.
The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement shall offer a security that is not registered and described in this prospectus at the time of its effectiveness.  The prospectus supplement shall also include specimen forms of the shares of Common Stock and warrants being offered thereby.

This Prospectus may not be used to consummate a sale of securities unless it is accompanied by a Prospectus Supplement.

We may sell the securities directly to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through agents or underwriters, we will include in the applicable prospectus supplement:
•	the names of those agents or underwriters;
•	applicable fees, discounts and commissions to be paid to them;
•	details regarding over-allotment options, if any; and
•	the net proceeds to us.

Common Shares. We may issue common shares from time to time. Holders of common shares are entitled to one vote per share on all matters submitted to a vote of shareholders. Subject to the rights of any series of preferred stock issued from time to time, all actions submitted to a vote of shareholders shall be voted on by the holders of common shares, voting together as a single class, except as provided by law.

Warrants. We may issue warrants for the purchase of common shares. We may issue warrants independently or together with common shares, and the warrants may be attached to or separate from these securities.

The warrants will be evidenced by warrant certificates. In this prospectus, we have summarized certain general features of the warrants. We will incorporate by reference into the registration statement of which this prospectus is a part the form of warrant agreement, including a form of warrant certificate, that describes the terms of the series of warrants we are offering before the issuance of the related series of warrants. We urge you to read the prospectus supplements related to the series of warrants being offered, as well as the complete warrant agreements and warrant certificates that contain the terms of the applicable series of warrants.

USE OF PROCEEDS

Unless we indicate otherwise in the prospectus supplement, we expect to use the net proceeds we receive from the sale of our common stock and warrants to augment our working capital and for general corporate purposes, including, but not limited to, product development activities, including research and development activities surrounding our potential migraine, NSAID and peptide products, capital expenditures, potential acquisitions and other business opportunities. We may set forth in the prospectus supplement additional information on our intended use for the net proceeds received from the sale of any common stock and warrants sold pursuant to that prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the shares of our common stock and/or warrants being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors;

•	to one or more underwriters for resale to the public or to investors;

•
in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act of 1933, as amended, or the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	directly to investors; or

•	through a combination of these methods of sale.

We will set forth in a prospectus supplement the terms of an offering of shares of our common stock and/or warrants, including.

•	the name or names of any agents or underwriters;

•	the purchase price of the shares and/or warrants being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional shares and/or warrants from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	the public offering price; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

We may distribute the common stock and/or warrants from time to time in one or more transactions;

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We may also, from time to time, authorize dealers, acting as our agents, to offer and sell common stock and/or warrants upon the terms and conditions set forth in the applicable prospectus supplement. We, or the purchasers of common stock and/or warrants for whom the underwriters may act as agents, may compensate underwriters in the form of underwriting discounts or commissions, in connection with the sale of common stock and/or warrants. Underwriters may sell the common stock and/or warrants to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a “best efforts” basis and a dealer will purchase common stock and/or warrants as a principal, and may then resell the common stock and/or warrants at varying prices to be determined by the dealer.

We will describe in the applicable prospectus supplement any compensation we will pay to underwriters or agents in connection with the offering of common stock and/or warrants, and any discounts, concessions or commissions allowed by underwriters to participating dealers. The dealers and agents participating in the distribution of common stock and/or warrants may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the common stock and/or warrants may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act and to reimburse these persons for certain expenses. We may grant underwriters who participate in the distribution of common stock and/or warrants we are offering under this prospectus an option to purchase additional shares and/or warrants to cover over-allotments, if any, in connection with the distribution.

To facilitate the offering of common stock and/or warrants, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the common stock and/or warrants. This may include over-allotments or short sales of the common stock and/or warrants, which involve the sale by persons participating in the offering of more common stock and/or warrants than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the common stock and/or warrants by bidding for or purchasing common stock and/or warrants in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if common stock and/or warrants sold by them is repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the common stock and/or warrants at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Certain underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of our business.

        Under no circumstances will the fee, commission or discount received by a placement agent or any other FINRA member or independent broker-dealer exceed eight percent of the gross proceeds to us in this offering or any other offering in the United States pursuant to the base prospectus.

       The agent’s compensation  warrants, if any, will  be substantially on the same terms as the warrants offered under any prospectus supplement, except that the compensation warrants will comply with FINRA Rule 2710(g)(1) in that for a period of six months after the issuance date of the compensation warrants (which shall not be earlier than the closing date of the offering pursuant to which the compensation warrants are being issued), neither the compensation warrants nor any warrant shares issued upon exercise of the compensation warrants shall be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the compensation warrants are being issued, except as otherwise permitted by FINRA Rule 2710(g)(2).

DESCRIPTION OF SHARE CAPITAL

The following statements with respect to our share capital are subject to the detailed provisions of our articles of incorporation and bylaws. These statements do not purport to be complete and, while we believe the descriptions of the material provisions of the memorandum of continuance and bye-laws incorporated by reference are accurate statements with respect to such material provisions, such statements are subject to the detailed provisions in the articles of incorporation and bylaws, to which reference is hereby made for a full description of such provisions.

Common Shares

General

Our memorandum of continuance and bye-laws provide that our authorized common share capital is limited to 500,000,000 common shares, par value U.S.$.001 per share. As of December 26, 2007, there were 88,857,897 common shares issued and outstanding.

Voting

The holders of common shares are entitled to one vote per share. Subject to the rights of any series of preferred stock issued from time to time, all actions submitted to a vote of shareholders shall be voted on by the holders of common shares, voting together as a single class and any other shares having general voting rights, (if any), except as provided by law.

Dividends

Holders of common shares are entitled to participate, on a share for share basis, with the holders of any other common shares issued and outstanding, with respect to any dividends declared by our board of directors, subject to the rights of holders of preferred stock. Dividends will generally be payable in U.S. dollars. We have not paid cash dividends on the common shares. We currently do not intend to pay dividends and intend to retain any of our earnings for use in our business and the financing of our capital requirements for the foreseeable future. The payment of any future cash dividends on the common shares is necessarily dependent upon our earnings and financial needs, along with applicable legal and contractual restrictions.

Liquidation

Upon our liquidation, holders of our common shares will be entitled to receive any assets remaining after the payment of our debts and the expenses of the liquidation, subject to such special rights as may be attached to any other class of shares.

Redemption

The common shares are not subject to redemption either by us or the holders thereof.

Variation of Rights

Under our bye-laws, if at any time our share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of the issue of the shares of that class) may be varied with the consent in writing of the holders of a majority of the issued shares of that class or with the sanction of a resolution passed by the holders of a majority of such shares at a separate general meeting.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. However, no prospectus supplement shall fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness. We will incorporate by reference into the registration statement of which this prospectus is a part the form of warrant agreement, including a form of warrant certificate, that describes the terms of the series of warrants we are offering before the issuance of the related series of warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement applicable to a particular series of warrants. We urge you to read the applicable prospectus supplements related to the warrants that we sell under this prospectus, as well as the complete warrant agreements that contain the terms of the warrants.

Terms

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:
•	the offering price and aggregate number of warrants offered;
•	the currency for which the warrants may be purchased;
•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or with a specified principal amount of such security;
•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;
•	the number of common shares, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;
•	the effect of any amalgamation, consolidation, merger, sale or other disposition of our business on the warrant agreements and the warrants;
•	the terms of any rights to redeem or call the warrants;
•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;
•	the dates on which the right to exercise the warrants will commence and expire;
•	the manner in which the warrant agreements and warrants may be modified;
•	U.S. federal income tax consequences of holding or exercising the warrants; and
•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. New York time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities or rights to purchase securities as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

Outstanding Warrants
A description of our outstanding warrants is set forth in the periodic reports filed by us with the Securities and Exchange Commission, as incorporated herein by reference.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, or Exchange Act, and are required to file annual, quarterly and other reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC in Washington, D.C. (100 F Street NE, Room 1580, Washington, D.C. 20549). Copies of such materials can be obtained from the SEC’s public reference section at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at (800) SEC-0330 or on the SEC website located at http://www.sec.gov.

Our common stock is traded on the Over the Counter Bulletin Board under the symbol “VYHN”.

Information about us is also available at our website at www.vyteris.com; however, the information on our website is not a part of this prospectus.

INCORPORATION OF INFORMATION FILED WITH THE SEC

The SEC allows us to incorporate in this prospectus “by reference” information contained in documents that we file with the SEC, which means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and documents that we file with the SEC after the date of this prospectus will automatically update and, where applicable, modify or supersede any information set forth or incorporated by reference in this prospectus.

We incorporate by reference in this prospectus the documents listed below:

•	Our Annual Report on Form 10-KSB for the year ended December 31, 2006.

•	Our Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, respectively.

•
Our Current Reports on Form 8-K filed with the SEC on February 22, 2007 (2), March 1, 2007, March 21, 2007, June 6, 2007, June 11, 2007, June 19, 2007, July 20, 2007, July 31, 2007, September 27, 2007 and November 13, 2007;

•
Any document that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering (other than any portion of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules). Information in these subsequent SEC filings will be deemed to be incorporated by reference as of the date we make the filing.

You may obtain a copy of the foregoing documents from us at no cost by writing or calling us at the following address and telephone number: Vyteris, Inc., 13-01 Pollitt Drive, Fair Lawn, NJ 07410 (201) 703-2299, attn: Anthony Cherichella, Chief Financial Officer.

LEGAL MATTERS

       The validity of the common shares being offered hereby has been passed upon for us by Hale Lane Peek Dennison and Howard, 5441 Kietzke Lane, Second Floor, Reno, Nevada 89511.  The validity of the warrants being offered hereby has been passed upon for us by Jolie Kahn, Esq., 61 Broadway, Suite 2820, New York, NY 10006.

EXPERTS

        A portion of the consolidated financial statements incorporated by reference in the Prospectus constituting a part of this Registration Statement have been audited by Amper, Politziner & Mattia, P.C., an independent registered public accounting firm to the extent at December 31, 2006 and for the period ended December 31, 2006 as set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

       The consolidated financial statements of Vyteris Holdings (Nevada), Inc. appearing in Vyteris Holdings (Nevada), Inc.'s Annual Report (Form 10-KSB) at December 31, 2005 and for each of the two years in the period ended December 31, 2005, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contained an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements) included therein, and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance on such report given the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that the expenses incurred in connection with the distribution described in this registration statement will be as set forth below. We will bear all of such expenses. The selling shareholders will bear any commissions and discounts attributable to sales of the shares being registered hereunder.

SEC registration fee	$5,350
Accounting fees and expenses	$30,000
Legal fees and expenses	$10,000
Miscellaneous	$2,500

Total	$47,850

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Nevada Corporation Code grants to Vyteris the power to indemnify the officers and directors of Vyteris, under certain circumstances and subject to certain conditions and limitations as stated therein, against all expenses and liabilities incurred by or imposed upon them as a result of suits brought against them as such officers and directors if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of Vyteris and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful.

Article IX of the Vyteris articles of incorporation provides as follows:

"To the fullest extent allowed by law, the directors and executive officers of the Corporation shall be entitled to indemnification from the Corporation for acts and omissions taking place in connection with their activities in such capacities."

Under Nevada law, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that his or her act or failure to act constituted a breach of fiduciary duty as a director or officer and his or her breach of those duties involved intentional misconduct, fraud or a knowing violation of law. One of the amendments to the articles of incorporation adopted by Vyteris' stockholders confirms that, in the event that Nevada law were no longer automatically applied to all Nevada corporations, then, to the maximum extent permitted under Nevada law, no director or officer of Vyteris would be personally liable to the corporation or its stockholders for damages as a result of any act or failure to act in his or her capacity as a director or officer.

The registration rights agreement entered into by Vyteris immediately after the consummation of the Vyteris/Vyteris Merger contains provisions pursuant to which each selling stockholder severally agrees to indemnify Vyteris, any person controlling Vyteris within the meaning of Section 15 of the Securities Act of 1933, or Section 20 of the Securities Exchange Act of 1934, each of Vyteris' directors, and each officer of Vyteris who signs this registration statement with respect to information relating to such selling stockholder furnished in writing to Vyteris by or on behalf of such selling stockholder specifically for inclusion in this registration statement.

We also maintain directors' and officers' liability insurance to cover such individuals.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Vyteris pursuant to the foregoing provisions, or otherwise, Vyteris has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS

The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this registration statement.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:  paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on 430B:

(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

 Or

(ii)
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Exchange Act and will be governed by the final adjudication of such issue.

(8)
That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(9)
That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fair Lawn, State of New Jersey, on December 28, 2007.

VYTERIS, INC.
By:	/s/ TIMOTHY J. MCINTYRE
Timothy J. McIntyre
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy J. McIntyre his true and lawful attorney-in-fact and agent, with full power of substitution, for him in any and all capacities, to sign this Registration Statement and any amendments hereto, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might do or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ TIMOTHY J. MCINTYRE Timothy J. McIntyre	President and Chief Executive Officer and Director	December 28, 2007

/s/ ANTHONY CHERICHELLA Anthony Cherichella	Chief Financial Officer (principal financial and accounting officer)	December 28, 2007

/s/ DONALD F. FARLEY Donald F. Farley	Director	December 28, 2007

/s/ DAVID DIGIACINTO David DiGiacinto	Director	December 28, 2007

/s/ RUSSELL O. POTTS, PHD Russell O. Potts, PhD	Director	December 28, 2007

/s/ ARTHUR COURBANOU Arthur Courbanou	Director	December 28, 2007

EXHIBIT INDEX

The following exhibits are filed herewith or incorporated by reference as a part of this Registration Statement:

Exhibit
Number	Description

5.1	Opinion of Hale Lane Peek Dennison and Howard, is incorporated by reference to Exhibit 5.1 to the Registrant's Registration Statement on Form S-3 filed with the Commission on December 26, 2007

5.2	Opinion of Jolie Kahn, Esq.

23.1
Consent of Hale Lane Peek Dennison and Howard (included in Exhibit 5.1), is incorporated by reference to Exhibit 5.1 to the Registrant's Registration Statement on Form S-3 filed with the Commission on December 26, 2007

23.2	Consent of Amper, Politziner & Mattia

23.3	Consent of Ernst & Young LLP

23.4	Consent of Jolie Kahn, Esq. (included in Exhibit 5.2)

24.1	Power of Attorney (included within "Signatures" section)